Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes, Series E Equity Linked Securities

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Equity Index Basket due January 3, 2022

Term Sheet to Pricing Supplement R2145 dated March 31, 2020

Summary of Terms	Description of Terms

Issuer:	Bank of Montreal

• Linked to an equally weighted Equity Index Basket comprised of the S&P 500® Index and the EURO STOXX 50® Index

• Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting level to its ending level. The maturity payment amount will reflect the following terms:

• If the value of the Basket increases:

You will receive the original offering price plus 100% participation in the upside performance of the Basket, subject to a maximum return at maturity of 20.30% of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,203.00.

• If the value of the Basket decreases but the decrease is not more than 10%:

You will be repaid the original offering price

• If the value of the Basket decreases by more than 10%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 10%

• Investors may lose up to 90% of the original offering price

• All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

• No periodic interest payments or dividends

• No exchange listing; designed to be held to maturity

Term:	Approximately 21 months
Market Measure:	An equally weighted basket (the “Basket”). The basket components and their weightings are as follows: S&P 500® Index (50%) and EURO STOXX 50® Index (50%)
Pricing Date:	March 31, 2020
Issue Date:	April 3, 2020
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How The Maturity Payment Amount Is Calculated” on page 3
Stated Maturity Date:	January 3, 2022
Starting Level:	100
Ending Level:	See “How The Ending Level Is Calculated” on page 3
Maximum Return:	20.30% of the original offering price per security ($203 per security)
Threshold Level:	90, which is 90% of the starting level
Participation Rate:	100%
Calculation Day:	December 27, 2021
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.07%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.075%
CUSIP:	06367WXA6

On the date of the accompanying pricing supplement, the estimated initial value of the securities is $943.30 per security. As discussed in more detail in the accompanying pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This term sheet should be read in conjunction with accompanying pricing supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on the maximum return of 20.30% or $203.00 per $1,000 security, the participation rate of 100% and a threshold level equal to 90% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the maximum return, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,203.00	20.30%
150.00	50.00%	$1,203.00	20.30%
140.00	40.00%	$1,203.00	20.30%
130.00	30.00%	$1,203.00	20.30%
120.30	20.30%	$1,203.00	20.30%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
85.00	-15.00%	$950.00	-5.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%

(1) The starting level is 100.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending level and maximum return.

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How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)

(ii)	the maximum return;

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•	If the ending level is less than the threshold level: $1,000 minus

If the ending level is less than the threshold level, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

How The Ending Level Is Calculated

The ending level will be calculated based on the weighted returns of the basket components, and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the EURO STOXX 50® Index; and (B) 50% of the component return of the S&P 500® Index.

The component return of a basket component will be equal to:

final component level – initial component level

initial component level

where,

•	the initial component level will be the closing level of the basket component on the pricing date, as set forth below; and
•	the final component level will be the closing level of the basket component on the calculation day.

The Initial Component Level of the Basket Components are as follows: SPX (2,584.59) and SX5E (2,786.90).

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.

•	Changes In The Levels Of The Basket Components May Offset Each Other.

•	The Securities Are Subject To The Credit Risk Of Bank Of Montreal.

•	The Estimated Value Of The Securities On The Pricing Date, Based On The Issuer’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

•	The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Basket Components.

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•	Historical Levels Of The Basket Components Should Not Be Taken As An Indication Of Their Future Performance During The Term Of The Securities.

•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	The Issuer And Its Affiliates Have No Affiliation With The Sponsors of the Basket Components And Have Not Independently Verified Their Public Disclosure Of Information.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.

o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.

o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the levels of the basket components.

o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the levels of the basket components.

o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the levels of the basket components.

o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the levels of the basket components.

o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

•	The Securities Are Subject To Risks Associated With Non-U.S. Companies.

•	The Securities Will Not Be Adjusted For Changes In Exchange Rates.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Bank of Montreal, Wells Fargo Securities, LLC and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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